USANA Health Sciences, Inc.                         April 22, 2025
Q1 2025 Management Commentary

Key Financial Results

	Three Months Ended
	March 29, 2025	March 30, 2024	Year-over-Year
Net Sales	$250	$228	+10%
Net Earnings	$9.4	$16.5	-43%
Diluted EPS	$0.49	$0.86	-43%
Adjusted Diluted EPS(1)	$0.73	$0.86	-15%
Adjusted EBITDA(2)	$30	$33	-10%
Direct Selling Active Customers	459,000	494,000	-7%
Hiya Active Monthly Subscribers	224,000	n.a.	n.a.
Figures in millions, except per share, Active Customer and Active Monthly Subscriber data
Net earnings, EPS and EBITDA figures represent amounts attributable to USANA and excludes the noncontrolling interest of 21.15% in Hiya

Overview

We are off to a solid start to the year with consolidated constant currency net sales growing 12% year-over-year. While consumer sentiment in many of our markets remains cautious, and the international trade and tariff environment remains volatile, we see encouraging signs in our direct selling business, and strong growth in our newly acquired Hiya business, and are reiterating our full year guidance.

During the first quarter we continued to prioritize our Associate engagement efforts in our direct selling business and held several leadership events across various markets, with a focus on business-building strategy, leadership recognition and USANA's Associate-first commitment. Our commercial team successfully expanded our product offering in several markets with the rollout of additional existing products during the first quarter. Simultaneously, the team continued to increase their efforts on several new product launches that are planned to be announced in the second half of the year.

Hiya delivered robust results with strong growth in net sales and Active Monthly Subscribers. Momentum remains strong and should continue building as the management team executes their plans to launch several new products this year, unveil another strategic partnership, and expand to additional channels. We remain confident in the growth trajectory of this business and are proud to be reaching a new customer demographic in children's health and wellness. Note that Hiya has a seasonality pattern to their business, which entails heavier investment in customer acquisition in the first and third quarters, which are typically followed by declines in customer acquisition investment in the second and fourth quarters.

While the global macroeconomic environment has become less certain since the beginning of the year due to volatility in international trade, tariffs, and consumer sentiment, the underlying demand for our products has remained strong. Operationally, our manufacturing facilities in the United States and mainland China uniquely position us to reliably deliver the best quality products to our customers in every market around the world. In total, we manufacture approximately 69% of our products in-house. Our supply chain team has been actively engaged in building targeted inventory levels both domestically and abroad over the last several quarters and are focused on strategic sourcing efforts that allow us to better support key stakeholders in each of our markets in an increasingly dynamic operating environment.

Our strategic initiatives in our direct selling business this year will continue to focus on the following: (i) a higher cadence of new product launches and improved existing products tailored to local markets, (ii) strategic enhancements and modifications to our Associate incentive offering, which are intended to incent customer growth and improve pay for performance, (iii) strengthening our brand messaging, story, and value proposition, and (iv) accelerating Associate engagement activities in our regions around the world. We remain confident that the successful execution of these strategies will position USANA's direct selling business to return to growth and deliver sustainable operating results.

Hiya’s strategic priorities for this year continue to include capitalizing on recent product launches to drive further growth in its direct-to-consumer model, expanding strategic partnerships, and laying the groundwork for channel expansion. From an integration standpoint, our focus remains on the implementation of new systems and controls to ensure that Hiya is fully operating as a subsidiary of a public company. Simultaneously, we continue to work closely with the Hiya team to identify both long and short-term synergy opportunities.

Q1 2025 Financial Performance

Consolidated Results
		Year-over-Year	Sequentially
Net Sales	$250 million	+10% (-$6 million or -2% FX impact)	+17%
Net Earnings	$9.4 million	-43%	+111%
Diluted EPS	$0.49	-43%	+113%
Adjusted Diluted EPS(1)	$0.73	-15%	+15%
Adjusted EBITDA(2)	$30 million	-10%	+17%
Net earnings, EPS and EBITDA figures represent amounts attributable to USANA and excludes the noncontrolling interest of 21.15% in Hiya
Balance Sheet and Share Repurchase Activity
We generated $15 million in operating cash flow during the first quarter and ended the quarter with $180 million in cash and cash equivalents and $23 million of debt.

As of March 29, 2025, inventories were $76 million, or 6% higher compared to the year-end balance in fiscal 2024. We've modestly increased inventory in certain markets to manage risks related to potential tariffs. Our in-house sourcing and manufacturing capabilities provide us with better control of inventory levels and help to mitigate supply chain risks while providing a meaningful contribution to delivering the highest quality nutritional products.

We repurchased 399,000 shares for an investment of $12 million during the quarter. As of March 29, 2025, we had approximately $49 million remaining under the current share repurchase authorization.

Quarterly Income Statement Discussion
As part of the reorganization of our commercial team that took place over the last year, there has been a shift in how we recognize certain expenses. For example, certain activities and individuals were repurposed into new areas of focus and, as a result, those expenses that had historically been captured as a component of cost of sales are now included in selling, general and administrative expense. This change totaled an estimated $1.7 million shift from COGS to SG&A during the first quarter.

Gross margin decreased 210 basis points from the prior year to 79.0% of net sales. The decrease is largely attributed to an approximate 300 basis point unfavorable impact on consolidated results from Hiya, which carries lower gross margins relative to the direct selling business. Gross margin in the direct selling business improved 90 basis points from the prior year to 81.9% of segment net sales. The increase is largely attributable to the previously mentioned change in cost attribution related to the reorganization of the commercial team. Lastly, a modest benefit from price increases was partially offset by the negative impact of FX rates.

Associate Incentives decreased 590 basis points from the prior year to 36.1% of net sales. The decrease is largely attributable to an approximate 630 basis point impact on consolidated results from Hiya, which does not payout Associate Incentives. For the direct selling business, Associate Incentives increased 40 basis points from the prior year to 42.4% of segment net sales, reflecting higher incentive and promotional expenses in the current year quarter.

Selling, General and Administrative expenses increased 830 basis points from the prior year to 36.6% as a percentage of net sales. The increase reflects an approximate 460 basis point unfavorable impact on consolidated results from Hiya, which has a higher mix of SG&A compared to the direct selling business. A notable component of our higher consolidated SG&A is the amortization of intangible assets attributable to our acquisition of Hiya. Additionally,

Hiya's first quarter SG&A expense reflects typical seasonality with higher investment in marketing spend directed toward customer acquisition. SG&A expenses for the direct selling business increased 370 basis points from the prior year to 32.0% of segment net sales. The increase is primarily due to a loss of leverage on lower year-over-year net sales and also reflects the change in the activities and organization of the commercial team.

The year-to-date effective tax rate increased to 44.5% from the 39.0% reported in the comparable period of 2024. The higher effective tax rate can be attributed primarily to the change in the market mix of pre-tax income.

Q1 2025 Direct Selling Regional Results:

Asia Pacific Region
		Year-Over-Year	Year-over-Year (Constant Currency)	Sequentially
Net Sales	$174 million	-6%	-4%	+4%
Active Customers	374,000	-5%	n.a.	+4%

Asia Pacific Sub-Regions
			Year-Over-Year	Year-over-Year (Constant Currency)	Sequentially
Greater China	Net Sales	$119 million	-7%	-5%	+5%
	Active	254,000	-7%	n.a.	+3%
	Customers
North Asia	Net Sales	$19 million	-12%	-4%	+15%
	Active	45,000	Flat	n.a.	+18%
	Customers
Southeast Asia Pacific	Net Sales	$36 million	-1%	No material FX impact	-6%
	Active	75,000	-1%	n.a.	-3%
	Customers
Greater China: Net sales and local currency sales in mainland China decreased 7% and 5% year-over-year, respectively. Active Customers in this market decreased 7% year-over-year. The year-over-year declines reflect a lower cadence of promotional activity. Sequentially, the improved regional performance was driven by our mainland China market where net sales and Active Customers increased 6% and 4%, respectively. This was primarily the result of an incentive offering at the beginning of the year.
North Asia: Net sales and local currency sales in South Korea declined 12% and 4% year-over-year, respectively, and Active Customers increased 2%. The year-over-year sales declines reflect lower average spend per customer. On a sequential basis, net sales and local currency sales increased 15% and 20%, respectively, while Active Customers grew 19%. The primary driver of sequential performance during the quarter was attributable to a positive response to an incentive offering.
Southeast Asia Pacific: Net sales in Malaysia increased 4% year-over-year while local currency sales declined 2%. Active Customers increased 4% year-over-year. Sequentially, net sales and local currency in Malaysia increased 7% and 8%, respectively, while Active Customers were flat. Year-over-year results reflect a favorable comparison compared to last year's first quarter while sequential results reflect positive response to a regional incentive offering. In the Philippines, net sales and local currency sales declined 5% and 1% year-over-year, respectively, while Active Customers increased 6%. Sequentially, both net sales and local currency sales in the Philippines grew 4%, while Active Customers increased 6%. Year-over-year results were impacted by lower average spend per customer while sequential results reflect positive response to a regional incentive offering.

Americas and Europe Region
		Year-Over-Year	Year-over-Year (Constant Currency)	Sequentially
Net Sales*	$39 million	-9%	-4%	-12%
Active Customers	85,000	-14%	n.a.	-9%
*Includes $2 million of ‘Other’

Americas and Europe Region: Net sales and local currency sales in Canada decreased 7% and 1%, respectively, while Active Customers decreased 9%. Net sales and Active Customers in the United States declined 8% and 17% year-over-year, respectively. Sequentially, net sales and local currency sales in Canada decreased 11% and 8%, respectively, while Active Customers declined 6%. In the United States, net sales declined 18% sequentially while Active Customers were 10% lower. Year-over-year results in both markets reflect a continued challenging environment to attract new customers while sequential results are attributable to a lower cadence of promotional activity compared to the fourth quarter of 2024.

Q1 2025 Hiya Direct to Consumer Results:

Hiya
Net Sales	$37 million
Active Monthly Subscribers	224,000

Hiya: First quarter results reflect strong subscriber acquisition momentum and increasing subscriber adoption of new products, notably, Daily Greens which was launched in the the third quarter of 2024. As such, the year-over-year growth rate in net sales outpaced the growth rate in Active Monthly Subscribers in the first quarter. We expect this trend in year-over-year growth to remain on a similar trajectory going forward, as average order value is expected to increase. Lastly, Hiya's strongest subscriber acquisition periods typically occur in the first and third quarter, while profitability is seasonally highest in the second and fourth quarter.

Fiscal Year 2025 Outlook
The Company is reiterating its outlook for fiscal year 2025, as follows:

Fiscal Year 2025 Outlook
Range
Consolidated Net Sales	$920 million to $1.0 billion
Net Earnings	$29 million to $41 million
Diluted EPS	$1.50 to $2.20
Adjusted Diluted EPS(1)	$2.35 to $3.00
Adjusted EBITDA(2)	$107 million to $123 million
Net earnings, EPS and EBITDA figures represent amounts attributable to USANA and excludes the noncontrolling interest of 21.15% in Hiya

Our outlook for the year reflects:
•Net sales from the direct selling business of $775 to $840 million, which includes an expected unfavorable currency exchange rate impact of approximately $30 million, or -4% on net sales;

•Net sales from Hiya of $145 to $160 million, reflecting a year-over-year range of +29% to +42%;
•Effective tax rate of 41.5% to 45.0%; and
•Fiscal 2025 is a 53-week year and includes one additional week of sales compared to fiscal 2024. Prior to 2025, the last 53-week year was in fiscal 2020.

We continue to monitor and assess the evolving global trade environment, including the imposition of tariffs and other trade-related actions by the U.S. and its trading partners around the world. The impact of potential trade policies and tariffs remains highly uncertain at this time. As such, we have not reflected any potential impact in our financial guidance. Our primary focus, for now, is on the potential tariff impact associated with importing certain raw materials from China into the U.S. and importing certain raw materials from the U.S. into China. Our supply chain team continues to actively manage our exposure through efforts to selectively build inventory on exposed positions and seeking alternative sourcing relationships. Our team will continue to evaluate and pursue these strategies in an effort to mitigate the impact from tariffs or trade policies which become certain, and we will provide additional information as we gain greater visibility.

In closing, we remain committed to growing our consolidated business and are confident that the successful execution of our strategies will position us to deliver sustainable long-term growth.

Jim Brown
President and CEO

Douglas Hekking
CFO

_________________________
(1) Adjusted Diluted Earnings Per Share is a non-GAAP financial measure. The Company excludes acquisition-related costs, such as business transaction costs, integration expense and amortization expense from acquisition related intangible assets in calculating Adjusted Diluted Earnings Per Share. Please refer to “Non-GAAP Financial Measures” and “Reconciliation of Diluted Earnings Per Share (GAAP) to Adjusted Diluted Earnings Per Share (Non-GAAP)” in this press release for an explanation and reconciliation of this non-GAAP financial measure.
(2) Adjusted EBITDA is a non-GAAP financial measure. Please refer to “Non-GAAP Financial Measures” and “Reconciliation of Net Earnings (GAAP) to Adjusted EBITDA (Non-GAAP)” in this press release for an explanation and reconciliation of this non-GAAP financial measure.

Non-GAAP Financial Measures
This press release contains the non-GAAP financial measures Adjusted EBITDA and Adjusted diluted EPS. Adjusted EBITDA is a Non-GAAP financial measure of earnings before interest, taxes, depreciation, and amortization that also excludes certain adjustments as indicated below in the reconciliation from net earnings. Adjusted diluted EPS is a Non-GAAP financial measure of diluted earnings per share that excludes certain adjustments as indicated below in the reconciliation from diluted EPS.

Adjusted EBITDA (non-GAAP) is net earnings (loss) (its most directly comparable GAAP financial measure) adjusted for interest expense, net, (benefit from) provision for income taxes, depreciation and amortization, non-cash share-based compensation, and transaction-related expenses and integration costs for the Hiya acquisition. Adjusted EBITDA attributable to USANA (non-GAAP) is Adjusted EBITDA (non-GAAP) further adjusted to exclude the Adjusted EBITDA attributable to non-controlling interest related to Hiya.

Adjusted diluted earnings per share (non-GAAP) is diluted earnings (loss) per share (its most directly comparable GAAP financial measure) adjusted for amortization of intangible assets, transaction-related expenses, and integration costs related to the Hiya acquisition.

Management believes that Adjusted EBITDA (non-GAAP), Adjusted EBITDA attributable to USANA (non-GAAP), and Adjusted diluted earnings per share (non-GAAP), along with GAAP measures used by management, most appropriately reflect how the Company measures the business internally.

The Company prepares its financial statements using U.S. generally accepted accounting principles (“GAAP”) and investors should not directly compare with or infer relationship from any of the Company’s operating results presented in accordance with GAAP to Adjusted EBITDA and Adjusted diluted earnings per share. Non-GAAP financial measures have limitations in their usefulness to investors because they have no standardized meaning prescribed by GAAP and are not prepared under any comprehensive set of accounting rules or principles. In addition, other companies, including companies in our industry, may calculate similarly titled non-GAAP financial measures differently or may use other measures to evaluate their performance, all of which could reduce the usefulness of non-GAAP financial information as a tool for comparison. As a result, the non-GAAP financial information is presented for supplemental informational purposes only and should not be considered in isolation from, or as a substitute for financial information presented in accordance with GAAP.

Reconciliation of Net Earnings (GAAP) to Adjusted EBITDA (non-GAAP)

	Quarter Ended
	29-Mar-25	30-Mar-24

Net earnings attributable to USANA (GAAP)	$ 9,402	$ 16,537
Net earnings attributable to noncontrolling interest	(112)	-
Net earnings	$ 9,290	$ 16,537

Adjustments:
Income taxes	7,449	10,574
Interest (income) expense	(312)	(2,624)
Depreciation and amortization	5,790	5,084
Amortization of intangible assets - Hiya	4,455	-
Earnings before interest, taxes, depreciation, and amortization (EBITDA)	26,672	29,571

Add EBITDA adjustments:
Non-cash share-based compensation	2,880	3,669
Transaction costs - Hiya	577	-
Inventory step-up - Hiya	582	-
Consolidated adjusted EBITDA	30,711	33,240
Less: Adjusted EBITDA attributable to noncontrolling interest	(954)	-
Adjusted EBITDA attributable to USANA	$ 29,757	$ 33,240

Reconciliation of Diluted Earnings Per Share (GAAP) to Adjusted Diluted Earnings Per Share (non-GAAP)

	Quarter Ended
	29-Mar-25	30-Mar-24

Net earnings attributable to USANA (GAAP)	$ 9,402	$ 16,537

Earnings per common share - Diluted (GAAP)	$ 0.49	$ 0.86
Weighted Average common shares outstanding - Diluted	19,085	19,302

Adjustment to net earnings:
Transaction costs - Hiya	$ 577	$ -
Inventory step-up - Hiya	582	-
Amortization of intangible assets - Hiya	4,455	-
Adjustments to net earnings attributable to noncontrolling interest	(1,066)	-
Income tax effect of adjustments to net earnings	(4)	-

Adjusted net earnings attributable to USANA	$ 13,946	$ 16,537

Adjusted earnings per common share - Diluted	$ 0.73	$ 0.86
Weighted average common shares outstanding - Diluted	19,085	19,302

Management Commentary Document and Conference Call
For further information on the USANA’s operating results, please see the Management Commentary document, which has been posted on the Company’s website (http://ir.usana.com) under the Investor Relations section. USANA’s management team will hold a conference call and webcast to discuss today’s announcement with investors on Wednesday, April 23, 2025 at 11:00 AM Eastern Time. Investors may listen to the call by accessing USANA’s website at http://ir.usana.com. The call will consist of brief opening remarks by the Company’s management team, followed by a questions and answers session.

Safe Harbor
This Management Commentary contains forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act. These forward-looking statements are based on current plans, expectations, estimates, forecasts, and projections as well as the beliefs and assumptions of management. Words such as “expect,” “enhance,” “drive,” “anticipate,” “intend,” “improve,” “promote,” “should,” “believe,” “continue,” “plan,” “goal,” “opportunity,” “estimate,” “predict,” “may,” “will,” “could,” and “would,” and variations of these terms or the negative of these terms and similar expressions are intended to identify these forward-looking statements. Such forward-looking statements include, but are not limited to, statements regarding Hiya’s strong growth in 2025 and continued growth in the future; statements about the Company’s long-term growth; and the statements under the sub-heading “Fiscal Year 2025 Outlook.” Our actual results could differ materially from those projected in these forward-looking statements, which involve a number of risks and uncertainties, many of which involve factors or circumstances that are beyond our control, including: risks relating to global economic conditions generally, including continued inflationary pressure around the world and negative impact on our operating costs, consumer demand and consumer behavior in general; reliance upon our network of independent Associates; risk that our Associate compensation plan, or changes that we make to the compensation plan, will not produce desired results, benefit our business or, in some cases, could harm our business; risk associated with our launch of new products or reformulated existing products; risks related to governmental regulation of our products, manufacturing and direct selling business model in the United States, China and other key markets; potential negative effects of deteriorating foreign and/or trade relations between or among the United States, China and other key markets, including potential adverse impact from tariffs, trade policies or other international disputes by and among the United States, China, or other markets that are important to the Company; potential negative effects from geopolitical relations and conflicts around the world, including the Russia-Ukraine conflict and the conflict in Israel; compliance with data privacy and security laws and regulations in our markets around the world; potential negative effects of material breaches of our information technology systems to the extent we experience a material breach; material failures of our information technology systems; adverse publicity risks globally; risks associated with early stage operations in India and future international expansion and operations; uncertainty relating to the fluctuation in U.S. and other international currencies; the potential for a resurgence of COVID-19, or another pandemic, in any of our markets in the future and any related impact on consumer health, domestic and world economies, including any negative impact on discretionary spending, consumer demand, and consumer behavior in general; risk that the Hiya acquisition disrupts each company’s current plans and operations; the diversion of the attention of the management teams of USANA and Hiya from ongoing business operations; the ability of to retain key personnel of Hiya; the ability to realize the benefits of the acquisition, including efficiencies and cost synergies; the ability to successfully integrate Hiya’s business with USANA’s business, at all or in a timely manner; and the amount of the costs, fees, expenses and charges related to the acquisition. The contents of this release should be considered in conjunction with the risk factors, warnings, and cautionary statements that are contained in our most recent filings with the Securities and Exchange Commission. The forward-looking statements in this Management Commentary set forth our beliefs as of the date hereof. We do not undertake any obligation to update any forward-looking statement after the date hereof or to conform such statements to actual results or changes in the Company’s expectations, except as required by law.

About USANA
USANA develops and manufactures high-quality nutritional supplements, functional foods and personal care products that are sold directly to Associates and Preferred Customers throughout the United States, Canada, Australia, New Zealand, Hong Kong, China, Japan, Taiwan, South Korea, Singapore, Mexico, Malaysia, the Philippines, the Netherlands, the United Kingdom,

Thailand, France, Belgium, Colombia, Indonesia, Germany, Spain, Romania, Italy, and India. More information on USANA can be found at www.usana.com. USANA also owns a 78.8% controlling ownership stake in Hiya Health Products, a children's health and wellness company with a variety of clean-label products. More information on Hiya can be found at www.hiyahealth.com.

Investor contact: Andrew Masuda
Investor Relations
(801) 954-7201
investor.relations@usanainc.com

Media contact: Sarah Searle
(801) 954-7626
media@usanainc.com